UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2007

LEINER HEALTH PRODUCTS INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	333-33121 (Commission File Number)	95-3431709 (IRS Employer Identification Number)

901 East 233rd Street, Carson, California	90745
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 835-8400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Our principal operating subsidiary, Leiner Health Products LLC (the “Company”), received a list of Inspection Observations on Form 483 (the “Form 483”) from Food and Drug Administration (“FDA”) inspectors on March 16, 2007. The Form 483 contained inspection observations relating to product quality and deficiencies in the Company’s compliance with good manufacturing practices (“GMP”) for over-the-counter drug products (“OTC Products”) manufactured, packaged or tested at its Fort Mill, South Carolina facility.

The Company believes that its OTC Products do not pose any safety issues. Nevertheless, the Company has implemented several steps to address the observations described in the Form 483 and assure the integrity of its quality processes and OTC Products. On March 20, 2007, the Company voluntarily suspended the production and distribution of all OTC Products manufactured, packaged or tested at its facilities in the United States. The Company is retesting, on a lot-by-lot basis, the retained samples of all unexpired OTC Products previously manufactured, packaged or tested at its US facilities to ensure that its OTC Products meet quality specifications throughout their shelf-life. If any batches do not meet such specifications, the Company intends to take all necessary action. Finally, the Company is working with Lachman Consultant Services, Inc., a respected GMP consulting firm, to assure that future production of OTC Products will be manufactured and tested in accordance with appropriate GMP and product quality standards.

As we believe these actions demonstrate, the Company is committed to maintaining its core values and to working with the FDA to resolve the issues raised by the observations as quickly as possible. However, the Company is not yet able to estimate how long it will take to resolve such issues. If the observations in the Form 483 cannot be addressed in a timely manner at a reasonable cost, it may have a material adverse effect on our results of operations or financial condition.

The Company’s vitamin, mineral and supplements products were not addressed in the Form 483 and are not included in the voluntary suspension described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leiner Health Products Inc.

By:	/s/ Robert K. Reynolds
Robert K. Reynolds Chief Operating Officer

Date: March 22, 2007